CELL MEDX CORP. OTCQB: CMXC

FOR IMMEDIATE RELEASE MAY 7th, 2018

Dr. Terrance Owen Resigns as CEO of Cell MedX Corp

Carson City, Nevada, May 7, 2018, Cell MedX Corp. (OTCQB: CMXC), Cell MedX Corp. (“Cell MedX” or the “Company”), an early development stage bio-tech company focusing on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness, announced today that, effective April 30, 2018, Dr. Terrance Owen resigned from his management and directorship positions with Cell MedX.  The resignation of Dr. Owen was not due to any disagreements relating to the Company’s operations, policies or practices.

Cell MedX has not filled the vacancies created by Dr. Owen’s resignation as CEO and as a member of the Board of Directors. The Company is currently reviewing possible candidates.

About Cell MedX Corp.

Cell MedX Corp. is an early development stage bio-tech company focused on the discovery, development and commercialization of therapeutic and non-therapeutic products that promote general wellness and alleviate complications associated with medical conditions including, but not limited to, diabetes, Parkinson’s disease, high blood pressure. For more information about the Company and its technology please visit our website at: www.cellmedx.com, for the Company's newsletter, please go to www.cellmedx.com/media/newsletters/

On behalf of the Board of Directors of Cell MedX Corp.

Frank McEnulty

Director

Forward Looking Statements

The information included in this press release has not been reviewed by the FDA, nor has it been peer reviewed. This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. In particular, the Company’s eBalance technology is still in development.  Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE:

Cell MedX Corp.

For further information visit: www.cellmedx.com.

Or phone: 1-844-238-2692